Filed pursuant to Rule 424(b)(3)
Registration No. 333-183249

PROSPECTUS SUPPLEMENT NO. 8

(To Prospectus Dated April 1, 2013)

William Lyon Homes

Shares of Class A Common Stock

This prospectus supplement no. 8 further supplements the prospectus dated April 1, 2013, or the Prospectus, as previously supplemented by prospectus supplement no. 1 dated April 30, 2013, prospectus supplement no. 2 dated May 8, 2013, prospectus supplement no. 3 dated May 14, 2013, prospectus supplement no. 4 dated June 3, 2013, or Prospectus Supplement No. 4, prospectus supplement no. 5 dated August 8, 2013, prospectus supplement no. 6 dated October 25, 2013, and prospectus supplement no. 7 dated November 15, 2013, or Prospectus Supplement No. 7, relating to the registration of Class A Common Stock, Class C Common Stock and Convertible Preferred Stock of William Lyon Homes, or the Company, to satisfy registration rights granted by the Company in connection with the Company’s Joint Plan of Reorganization on February 25, 2012 and certain other corporate transactions, as more fully described elsewhere in the Prospectus.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on February 27, 2014. As discussed in the Current Report on Form 8-K referenced in Prospectus Supplement No. 4, the Class C Common Stock and Convertible Preferred Stock that were previously covered by the Prospectus were converted into Class A Common Stock in connection with the closing of the Company’s initial public offering on May 21, 2013.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 12 of the Prospectus and under Part II, Item 1.A “Risk Factors” in Prospectus Supplement No. 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2014

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices) (Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 21, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of William Lyon Homes, a Delaware corporation (the “Company”), approved the following compensation arrangements for certain of the Company’s named executive officers. The Committee approved base salaries for such officers as set forth below, which will be effective as of March 10, 2014, and adopted a cash bonus and long-term incentive program for 2014 (the “2014 Incentive Program”) pursuant to the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”), which will consist of cash bonuses and long-term incentive equity awards, subject to various targets and conditions (as further described below).

Base Salary. Set forth below is a table showing the base salaries approved by the Committee.

Name	Title	FY 2013 Base Salary	FY 2014 Base Salary
General William Lyon	Executive Chairman	$1,000,000	$1,000,000
William H. Lyon	Chief Executive Officer	$600,000	$600,000
Matthew R. Zaist	President and Chief Operating Officer	$500,000	$500,000
Colin T. Severn	Vice President and Chief Financial Officer	$250,000	$300,000

Cash Bonus. For fiscal year 2014, General William Lyon will be eligible to earn a cash bonus of up to 50% of his base salary, to be determined based upon the Committee’s exercise of its discretion following the end of the 2014 fiscal year.

Pursuant to the 2014 Incentive Program, certain of the named executive officers will be eligible to earn a cash bonus up to 200% of his target bonus opportunity based on the Company’s achievement of a pre-established consolidated EBITDA target, with such adjustments as may be approved by the Committee, including positive and negative discretion, as applicable. The cash bonus opportunities for such named executive officers are set forth below:

	Threshold	Target	Upside	Maximum
Percent of EBITDA Target Achieved for 2014 Fiscal Year	75%	100%	135%	160%
Bonus Payout (as a % of Target Bonus Opportunity)	75%	100%	150%	200%

Achievement of performance criteria in between the threshold, target, upside and maximum levels above will result in payouts calculated using linear interpolation. Target bonus opportunities are 125% of base salary for each of Messrs. William H. Lyon and Zaist, and 75% of base salary for Mr. Severn.

Long-Term Equity Based Compensation. Under the 2014 Incentive Program, the Committee also approved the granting of performance-based restricted stock awards to Messrs. William H. Lyon, Zaist and Severn (collectively, the “Performance-Based Restricted Stock”), to be granted on March 1, 2014 (the “Grant Date”). The table below sets forth the target grant date fair value of such awards as approved by the Committee.

Name	Target Grant Date Fair Value
William H. Lyon	$900,000
Matthew R. Zaist	$900,000
Colin T. Severn	$275,000

The number of shares of Performance-Based Restricted Stock to be granted will be determined on the Grant Date by taking the applicable maximum award value that may be earned under the 2014 Incentive Program, which is 200% of the officer’s target grant date fair value, and dividing such amount by the Fair Market Value (as defined in the Plan) of a share of Class A Common Stock of the Company (the “Common Stock”) on the Grant Date, and will be subject to forfeiture based on service and performance conditions. The actual number of such shares of Performance-Based Restricted Stock that will be earned (the “Earned Shares”) is subject to the Company’s achievement of a pre-established return on equity (“ROE”) target as of the end of the 2014 fiscal year, with such adjustments as may be approved by the Committee. One-third of the Earned Shares will vest on each of the first, second and third anniversaries of the Grant Date, subject to each officer’s continued service through each vesting date. The Performance-Based Restricted Stock opportunities for certain of our named executive officers are set forth below:

	Threshold	Target	Upside	Maximum
Percent of ROE Target Achieved for 2014 Fiscal Year	75%	100%	135%	160%
Earned Shares (as a % of Target)	75%	100%	150%	200%

Achievement of the ROE target in between the threshold, target, upside and maximum levels above will result in Earned Shares calculated using linear interpolation.

In addition to the Performance-Based Restricted Stock described above, the Committee approved the grant of a restricted stock award (the “Restricted Stock Award”) to General William Lyon on the Grant Date, with a target award value of $500,000. The number of shares of restricted stock to be granted will be determined on the Grant Date by taking the target award value and dividing such amount by the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date (the “Award Shares”). The Restricted Stock Award will be subject to forfeiture based on service and certain other conditions, including the Committee’s exercise of its discretion to determine the number of shares that will be earned, up to the Award Shares. One-third of the shares earned pursuant to the Restricted Stock Award will vest on each of the first, second and third anniversaries of the Grant Date, subject to General Lyon’s continued service through each vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2014

WILLIAM LYON HOMES

By:	/s/ Jason R. Liljestrom
Name:	Jason R. Liljestrom

Its:	Vice President, General Counsel and Corporate Secretary